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                                                                   Exhibit 10.36


                         PROGENICS PHARMACEUTICALS, INC.

                        AMENDED 1996 STOCK INCENTIVE PLAN

                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


         The Stock Option Plan for Non-Employee Directors (the "Directors' Plan") provides for the grant to those members of the Board of Directors of Progenics Pharmaceuticals, Inc. (the "Company") who are not employees of the Company or any of its subsidiaries (each a "Non-Employee Director") of options to purchase shares of the Company's common stock, par value $.0013 per share (the "Common Stock"), under the Amended 1996 Stock Incentive Plan (the "Plan").

         1. Eligibility. Each member of the Board of Directors who is a Non-Employee Director as of the first day of each calendar quarter shall be eligible on such date to receive a grant under the Directors' Plan.

         2. Grants. On the first day of each calendar quarter (a "Date of Grant"), each Non-Employee Director who is eligible to receive a grant under the Directors' Plan shall automatically and without further approval of the Board of Directors be granted an option under the Directors' Plan to purchase 2,500 shares of the Common Stock.

         2. Exercise Price. The price per share of the Common Stock payable upon the exercise of any stock option granted under the Directors' Plan shall be the closing price per share of the Common Stock on the Nasdaq National Market on the last trading date prior to the Date of Grant.

         3. Vesting. All stock options granted hereunder shall be fully vested as of the Date of Grant.

         4. Stock Option Agreements. Each grant of a stock option under the Directors' Plan shall be evidenced by an agreement in the form attached hereto, which shall be signed on behalf of the Company by an officer thereof and accepted and agreed to by the Non-Employee Director.

         5. Term; Termination. All stock options granted hereunder shall have a term of ten years, subject to earlier termination as follows. Each option that has not expired or previously been exercised shall terminate on the earlier to occur of (i) the close of business on the first anniversary of the grantee's death or disability or (ii) the close of business on the 90th day after the date on which the grantee ceases to be a director of the Company, other than by reason of such grantee's death or disability.

         6. Amendment. The terms and conditions for the grant of options under the Directors' Plan may be amended, or such grants may be terminated entirely, at any time by the Board of Directors of the Company provided that no such amendment or termination shall in any way affect any option theretofore granted without the written consent of the holder thereof.